Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Resignation of Tom Connerty and Appoints Jennifer Hartnett as President and CEO

FORT LAUDERDALE, FL, October 15, 2012 – eDiets.com, Inc. (OTCBB: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced that Tom Connerty has resigned from his position as President and Chief Executive Officer and as a member of the Company’s Board of Directors, effective immediately. The Board of Directors has appointed Chief Operating Officer Jennifer Hartnett as President and Chief Executive Officer.

“During my tenure as President and Chief Executive Officer, we have made meaningful progress on many of our strategic objectives, including stabilizing the Company’s meal delivery business, developing a new creative marketing strategy and introducing new product offerings,” said Mr. Connerty “Given these accomplishments, the recent sale of the Company’s corporate services business and pending acquisition by As Seen on TV, Inc., I believe that the foundation for the next phase of the business is firming up and it is the appropriate time for me to move on to other activities. Jennifer has worked closely with me for a number of years, including at eDiets and at Nutrisystem during the Company’s greatest period of growth, and I am confident that she will do a tremendous job in her new role.”

Kevin Richardson, Chairman of eDiets.com, commented, “Tom has been instrumental in helping to put eDiets on a path to growth since he joined our board in April 2011 and assumed the position of President and CEO in February 2012. We appreciate the many contributions Tom has made to our Company and wish him well in his future endeavors.”

Ms. Hartnett joined eDiets.com in February 2011 as Chief Marketing Officer responsible for the strategy, analysis and planning of all marketing, including customer acquisition, retention and reactivation. In February 2012, she was named Chief Operating Officer. Ms. Hartnett has over 20 years of strategic marketing experience with leading consumer brands, including Nutrisystem, Parisian Slim, The Bon-Ton Department Stores, David’s Bridal, Miadora.com, Macy’s, and May Company.

“I am honored to assume the role of President and CEO and look forward to improving the effectiveness of our business strategy and maximizing eDiets’s growth potential,” said Jennifer Hartnett.

In addition, the Company announced that the acquisition of eDiets.com by As Seen On TV, Inc. (“ASTV”), a direct response marketing company, is proceeding on track and the transaction is anticipated to close during the fourth quarter of 2012. ASTV announced its agreement to acquire eDiets.com on August 10, 2012.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. eDiets.com’s unique infrastructure offers individuals an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks, uncertainties and assumptions. This news release contains forward-looking statements about the Company including (i) expectations that we will enter into a definitive merger agreement with As Seen On TV, Inc. and consummate the merger during the fourth quarter of 2012; (ii) expectations that, to the extent it does not conflict with our obligations under the Letter of Intent with As Seen On TV, Inc., we will be able to obtain the additional financial support required in order to remain in business, (iii) expectations regarding market demand for our products, and (iv) expectations regarding the impact of changes to our meal delivery products. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following: (i) our ability to enter into a definitive merger agreement with As Seen on TV, Inc. and consummate the merger pursuant to the terms of the merger agreement, including the ability and willingness of each party to fulfill their respective due diligence and closing condition obligations; (ii) our ability to attract and retain customers at an acceptable cost; (iii) our ability to raise additional financial support from one or more sources; (iv) our ability to sufficiently increase our revenues and control expenses, including through controlling increases in the cost of food and food services; (v) the effectiveness of our marketing and advertising programs; (vi) our ability to recruit and retain key executive officers and (vii) our ability to maintain compliance with applicable regulatory requirements, the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates. These risks are not exhaustive and may not include factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

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